Exhibit 5.1

Esther L. Moreno

Akerman LLP

One Southeast Third Avenue

Suite 2500

Miami, FL 33131-1714

Tel: 305.374.5600

July 18, 2014

The GEO Group, Inc.

One Park Place, Suite 700

621 NW 53rd Street

Boca Raton, Florida 33487

Re:	The GEO Group, Inc. Post-Effective Amendment No. 1 to Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to The GEO Group, Inc. (f/k/a The GEO Group REIT, Inc.), a Florida corporation (the “Company”) and successor by merger to The GEO Group, Inc., a Florida corporation (the “Predecessor Registrant”), in connection with the preparation of Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 (No. 333-196504), (No. 333-181175), (No. 333-169198), (No. 333-142589) and (No. 333-09981) (as amended by the Post-Effective Amendment No. 1, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“Commission”) on or about the date hereof pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of shares of the Company’s common stock, par value $0.01 per share (the “Shares”) that may be issued pursuant to The GEO Group, Inc. 2014 Stock Incentive Plan, The GEO Group, Inc. 2011 Employee Stock Purchase Plan, Amended and Restated The GEO Group, Inc. 2006 Stock Incentive Plan and the Nonemployee Director Stock Option Plan (collectively, the “Plans”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended to the date hereof; (ii) records of corporate proceedings of the Company related to the Plans; (iii) the Registration Statements and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records, and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records, and instruments.

The GEO Group, Inc.

July 18, 2014

Based upon the foregoing examination, we are of the opinion that the Shares issuable pursuant to the Plans have been duly authorized and the Shares when issued and delivered in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable shares of the Company’s common stock.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal laws of the United States and the Florida Business Corporation Act. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statements, other than as expressly stated herein with respect to the Shares.

This opinion letter is furnished in connection with the filing of the Registration Statements and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We consent to your filing of this opinion as Exhibit 5.1 to the Registration Statements. In giving such permission, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Respectfully yours,

/s/ AKERMAN LLP